NSAR
Exhibit 77C
AllianceBernstein Tax-Managed Wealth Strategies
811-05088

The Annual Meeting of Shareholders of
the AllianceBernstein Tax-Managed
Wealth Strategies (the Fund) was held
on November 5, 2010 and adjourned until
December 16, 2010 and January 5, 2011.  At the
December 16, 2010 Meeting, with respect to the first item of business, the election of Directors, the required number of outstanding shares were voted in favor of the proposal for the Tax-Managed Wealth Appreciation Strategy, the Tax-Managed Balanced Wealth Strategy and the Tax-Managed Conservative Wealth Strategy, and the proposal was approved. At the January 5, 2011 Meeting, with respect to the second item of business, the amendment to the investment advisory agreement regarding reimbursement of administrative expenses, and with respect to the fifth item of business, changes to the fundamental policy regarding commodities, the required number of outstanding shares were voted in favor of the proposal for the Tax-Managed Wealth Appreciation Strategy, and the proposal was approved. At the January 5, 2011 Meeting, with respect to the second item of business, the amendment to the investment advisory agreement regarding reimbursement of administrative expenses, and with respect to the fifth item of business, changes to the fundamental policy regarding commodities, an insufficient number of required outstanding shares were voted in favor of the proposal for the Tax-Managed Balanced Wealth Strategy and the Tax-Managed Conservative Wealth Strategy, and therefore the proposals were not approved.
A description of each proposal and number of shares voted at the Meetings are as follows
(the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement):


1. The election of
   the Directors, each
   such Director to
   serve a term of an
   indefinite duration
   and until his or
   her successor is
   duly elected and
   qualifies.
			Voted For 	Withheld Authority

John H. Dobkin		285,296,291	15,076,070
Michael J. Downey	285,466,618	14,905,743
William H. Foulk, Jr.	285,250,681	15,121,680
D. James Guzy		285,297,563	15,074,798
Nancy P. Jacklin	285,398,163	14,974,198
Robert M. Keith		285,454,945	14,917,416
Garry L. Moody		285,568,918	14,803,443
Marshall C. Turner, Jr.	285,329,840	15,042,521
Earl D. Weiner		285,245,037	15,127,323

2.B.  Approve Amendment  to Investment Advisory
Agreement Regarding Reimbursement of Administrative Expenses.

			Voted For	Voted Against	Abstained	Broker Non-Votes

Tax-Managed Wealth
Appreciation Strategy	20,034,464	799,489		1,462,719	3,835,152

Tax-Managed Balanced
Wealth Strategy		8,694,248	738,285		1,281,630	3,634,732

Tax-Managed
Conservative Wealth
Strategy		4,460,875	383,808		612,291		1,915,331

5.   Approve the Amendment of the Funds
fundamental policy regarding commodities.

			Voted For	Voted Against	Abstained	Broker Non-Votes

Tax-Managed Wealth
Appreciation Strategy	20,288,229	541,278		1,467,165	3,835,152

Tax-Managed Balanced
Wealth Strategy		8,877,592	565,296		1,271,276	3,634,732

Tax-Managed
Conservative Wealth
Strategy		4,671,348	229,474		556,153		1,915,331




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